Exhibit 99.4

Violations of Agreements between MoneyOnMobile, Inc. and its Indian Subsidiaries
On July 31, 2018 an MMPL Board meeting was held on short notice called for at 3 am. Dallas time. The actual meeting was held at 1.30 am Dallas time apparently (Still no minutes or record of the meeting). The stated purpose of the meeting was to consider the court’s order to provide audit information and the RBI license renewal application. The actual content of the meeting was to add three new directors and (probably) approve share purchases by the Verma group allegedly changing share control of the company. These acts violate several provisions of our agreements, specifically:
Clause 11.1.9 of SSSHA, which for ease of reference is reproduced hereinbelow:

“Board agendas will be discussed between representatives/nominees of each of the Parties and for the avoidance of doubt, items included therein may be requested by any of the Parties. The minutes of the meetings of the Board shall contain a fair and correct summary of the business transacted at the meeting. The draft of the minutes of the Board meeting as approved by the Chairman will be circulated to all Directors not later than 7 (seven) Business Days after the meeting in question and submitted to the next Board meeting for formal approval.”

Clause 11.6 of SSSHA, which for ease of reference is reproduced herein below:

“Notwithstanding anything that is contained in this Agreement, the Shareholders agree that no action shall be taken or resolution passed by the Board, committees of the Board, nor shall the Shareholders permit or agree in any action being taken, with respect to the following Reserved Matters without the affirmative vote of at least 1 (one) Director nominated by each of Company Founders and Calpian at the Board or committee meetings and at least 1 (one) affirmative vote of each of Company Founders and Calpian at general meetings, as the case may be.”

“11.6.13 Initiation, settlement, compromise or termination of any judicial process including but not limited to litigation against or by the Company.”

“11.6.16 Appointment or removal of Directors and auditors.”

“11.6.19 Any decision to (x) hire/fire of the (i) Key Management Employees or (ii) other employees earning in excess of the Rs. 2,50,000 per annum or (y) change their terms of employment of the employees.”

“11.6.21 Any execution, termination or amendment of any contract with a Related Party including without limitation change in the terms of employment of any Key Management Employees; or any transaction between the Company with any Director officer, or Key Management Employees of the Company, with any family member of any such Director, officer, or Key Management Employees, or with any entity owned or controlled by any such Director, officer, or Key Management Employees or any of their family member.”

“11.6.27 Any Increase of the remuneration of a Director or Key Management Employee or any other employee of the Company over and above the limit agreed and approved in the annual budget.”

“11.6.28 Changing the number/ structure of the Board.”

“Provided, however, that the affirmative vote of such Director any be communicated to the Board in writing in the event that such Director is unable to remain present at that Board meeting and that such communication shall be deemed as if the Director had personally attended the Board meeting and voted on such Reserved Matter.”
They appear to have transferred shares without informing us or allowing us to match the offer - and therefore violating our Right of Notice and Right of First Refusal on shares sold by Founders. Here’s the citation from the 2012 SSSHA:

Exhibit 99.4

7.3    Pre-emption Rights
7.3.1 On completion of Lock-in period (as defined herein below) and subject to Clause 7.2, any Shareholder proposing to sell all of its Shares to a third party ( ''Offered Shares"), such Shareholder (hereinafter referred to as the “Offeror“) shall first give Notice in writing (hereinafter called the ” Transfer Notice “) to the other Shareholders (hereinafter referred to as the “Offeree“) stating that it desires to sell the same to a third party unless they are bought by the Offeree in accordance with the provisions of this Clause. Such sale shall be only of the entire shareholding of the concerned Shareholder and not of any part of such shareholding. The Transfer Notice shall state the name and other particulars of such third party who has made the bona fide offer to purchase Shares held by the Offeror, price at which the Shares are offered for sale and all tem1sand conditions of the offer. A Transfer Notice shall not be revocable except with the sanction of the Offeree. The Transfer Notice shall state that the offer may be accepted within 20 (Twenty) Business Days of the date of receipt of Transfer Notice. For the purpose of this Clause an offer shall be deemed to be accepted by an Offeree on the day on which the acceptance is received by the Offeror within the period stipulated in the Transfer Notice. The payment of prescribed price of the Shares offered for sale and the delivery of such Shares shall take place simultaneously.

7.3.2 The Offeree shall inform the Offeror its acceptance of the offer to buy the Offered Shares or part thereof; provided that the Offeror shall not be obliged to sell the Shares accepted by the Offerees unless the total acceptances are equal to or more than the Offered Shares. It is clarified that if the acceptance(s) by the Offeree(s) is for Shares which aggregate to more than the Offered Shares, the Offered Shares shall be allocated to the Offeree(s) in proportion to their respective acceptances. Subject to the other provisions in this Clause 7, if the Offeree does not accept tile offer of the Offeror within the period specified in Clause 7.3.1 above, the Offeror shall be entitled to sell the Offered Shares to a third party (not being a competitor of Company) al a price not lower than that offered to the Offeree and no more favourable terms than those offered to the Offeree. Provided however, the Offeror shall subject to obtaining requisite approvals be obliged to complete the transfer of the Offered Shares on a spot delivery basis after obtaining all the applicable approvals.

7.3.3 Any proposed sale to a third party after the expiration of the period referred to above shall require that the offering Shareholder re-offer the said Shares to the Offeree in accordance with the procedure specified in this Clause 7.3.